Exhibit 11

Calculation for Net Income Per Share

	2000

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount

	(In thousands, except per share data)
Basic EPS

Net income (loss) available to common shareholders	$3,632	20,384	$0.18	$16,460	20,272	$0.81

Effect of Dilutive Securities

Stock option plans		2,346			2,472

Dilutive EPS

Net income (loss) available to common shareholders and assumed conversions	$3,632	22,730	$0.16	$16,460	22,744	$0.72

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2001

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount

	(In thousands, except per share data)
Basic EPS

Net income (loss) available to common shareholders	$689	20,516	$0.03	$3,773	20,469	$0.18

Effect of Dilutive Securities

Stock option plans		79			460

Dilutive EPS

Net income (loss) available to common shareholders and assumed conversions	$689	20,595	$0.03	$3,773	20,929	$0.18

Note:  Options to purchase 16,600 shares of Class A Common Stock were outstanding during the three and six months ended June 30, 2000, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive. Options to purchase 5.4 and 4.8 million shares of Class A Common Stock were outstanding during the three and six months ended June 30, 2001, respectively, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.